Nicor Inc.
Form 8-K
Exhibit 99.01

FOR IMMEDIATE RELEASE                                                                                                                                                                                                                  FOR MORE INFORMATION
August 3, 2010                                                                                                                                                                                                                                           Contact:  Kary Brunner, re: N-1028
                                                                                                                                                                                                                                                                                 630 388-2529
                                                                                                                                                                                                                                      Media Contact:  Richard Caragol
                                                                                                                                                                                                                                                 630 388-2686

NICOR REPORTS 2010 PRELIMINARY SECOND QUARTER EARNINGS AND AFFIRMS 2010 ANNUAL OUTLOOK

Naperville, IL – August 3, 2010—Nicor Inc. (NYSE: GAS) today reported second quarter 2010 preliminary net income, operating income and diluted earnings per common share were $24.2 million, $43.4 million and $0.53, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2009 of $22.9 million, $39.5 million and $0.50, respectively.

Earnings for the three months ended June 30, 2010, compared to the same period in 2009, reflect higher operating income in the company’s gas distribution and shipping businesses, as well as improved corporate operating results, partially offset by lower operating results in the company’s other energy-related businesses.  The three-months-ended comparisons also reflect a higher effective income tax rate in 2010.

For the six months ended June 30, 2010, preliminary net income, operating income and diluted earnings per common share were $84.7 million, $139.4 million and $1.85, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2009 of $66.7 million, $99.4 million and $1.47, respectively.

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Earnings for the six months ended June 30, 2010, compared to the same period in 2009, reflect higher operating income in the company’s gas distribution and other energy-related businesses, as well as improved corporate operating results, partially offset by lower operating income in the company’s shipping business.  The six-months-ended comparisons also reflect lower pre-tax equity investment income and a higher effective income tax rate in 2010.

“We are pleased to report a solid second quarter of operating earnings at each of our businesses,” said Russ Strobel, Nicor’s Chairman, President and Chief Executive Officer.  “Our ongoing focus on operational excellence and cost controls enabled the gas distribution business to continue to perform well.  Tropical Shipping saw an increase in revenues this quarter with an improvement in year-over-year volumes shipped.  While markets in the Bahamas and Caribbean remain challenging, we are benefiting from the proactive efforts made over the last year to reduce operating costs in this business.  Our other energy ventures continued to perform in-line with our expectations.”

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Details regarding the second quarter 2010 and six months ended June 30, 2010 preliminary financial results compared to 2009 follow:

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Gas distribution operating income increased $2.3 million for the second quarter 2010 compared to the prior year period due to higher margin ($13.7 million), partially offset by higher operating and maintenance expense ($10.0 million) and higher depreciation expense ($1.3 million).

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Gas distribution margin reflected lower natural gas deliveries due to warmer weather in 2010 compared to 2009 (approximately $4 million) and lower interest on customer balances ($1.7 million), partially offset by the impact of the increase in base rates (approximately $2 million).  Gas distribution margin also reflected higher revenue related to the energy efficiency rider established in the 2009 rate order ($5.2 million) and the bad debt cost recovery rider that became effective in the first quarter of 2010 ($9.7 million).  Revenue recognized under the riders had no impact on operating income as operating and maintenance expense included an increase in an amount equal to revenue under these riders.

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Operating and maintenance expense reflected lower bad debt expense incurred in the second quarter of 2010 (attributable to the 2010 $63 million annual benchmark) compared to 2009 ($2.8 million), lower payroll and benefit-related costs ($1.5 million, largely attributable to decreased pension expense), and lower company use and storage related gas costs ($0.9 million).  Operations and maintenance expense also increased for amounts related to the bad debt cost recovery rider ($9.7 million) and the energy efficiency rider ($5.2 million) noted above.

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Gas distribution operating income increased $41.7 million for the six months ended June 30, 2010 compared to the prior year period due to higher gas distribution margin ($27.7 million) and lower operating and maintenance expenses ($16.8 million), partially offset by higher depreciation expense ($2.9 million).

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Gas distribution margin reflected the impact of the increase in base rates (approximately $16 million), partially offset by lower natural gas deliveries due to warmer weather in 2010 compared to 2009 (approximately $9 million) and lower interest on customer balances ($4.2 million).  Gas distribution margin also reflected higher revenue from the bad debt cost recovery rider ($13.1 million) and the energy efficiency rider ($10.8 million).

Operating and maintenance expense reflected lower company use and storage-related gas costs ($7.4 million) and lower payroll and benefit-related costs ($1.9 million, primarily attributable to decreased pension expense), partially offset by higher bad debt expense incurred in the first six months of 2010 (attributable to the 2010 $63 million annual benchmark) compared to 2009 ($2.8 million).  Operations and maintenance expense also increased for amounts related to the bad debt cost recovery rider ($13.1 million) and the energy efficiency rider ($10.8 million) noted above.  Also, as a result of the approval of the bad debt rider in February 2010, the company recognized, in operating and maintenance expense, a $31.7 million pre-tax benefit attributable to 2008’s and 2009’s net under-recovery of bad debt expense.

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Shipping operating income increased $1.7 million for the second quarter 2010 compared to the prior year period due to higher operating revenues partially offset by higher operating costs.  Higher operating revenues were due to higher volumes shipped and higher average rates.  Higher operating costs were due primarily to higher transportation-related costs (due in large part to higher fuel prices), partially offset by lower payroll and benefit-related costs and lower repairs and maintenance expense.  Shipping operating income decreased $5.4 million for the six months ended June 30, 2010, compared to the same period in 2009, due to lower operating revenues and higher operating costs.  Lower operating revenues were due to lower average rates partially offset by higher volumes shipped.  Higher operating costs were due primarily to higher transportation-related costs (due in large part to higher fuel prices), partially offset by lower charter costs and lower payroll and benefit-related costs.

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Other energy ventures operating income decreased $1.3 million for the second quarter 2010 compared to the prior year period due primarily to lower operating income at the company’s retail energy-related products and services businesses, partially offset by higher operating income at the company’s wholesale natural gas marketing business.  Other energy ventures operating income increased $0.5 million for the six months ended June 30, 2010, compared to the prior year period, due to higher operating income at the company’s retail energy-related products and services businesses, partially offset by lower operating income at the company’s wholesale natural gas marketing business.

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Lower operating results for the second quarter 2010, compared to the same period in 2009, in the company’s retail energy-related products and services businesses were due to lower operating revenues partially offset by lower operating expenses.  Lower operating revenues were attributable to lower average revenue per utility-bill management contract partially offset by higher average contract volumes.  Lower operating expenses were due to lower average cost per utility-bill management contract.

Higher operating results for the six months ended June 30, 2010, compared to the same period in 2009, in the company’s retail energy-related products and services businesses were due to lower operating expenses partially offset by lower operating revenues.  Lower operating expenses were due primarily to lower average cost per utility-bill management contract partially offset by higher average contract volumes.  Lower operating revenues were attributable to lower average revenue per utility-bill management contract partially offset by higher average contract volumes.

Higher operating income in the company’s wholesale natural gas marketing business for the second quarter 2010 compared to the prior year period was due to favorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory.

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Lower operating income in the company’s wholesale natural gas marketing business for the six months ended June 30, 2010, compared to the prior year period, was due to unfavorable results from the company’s risk management services associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses and unfavorable costing of physical sales activity.  Partially offsetting these factors were favorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory.

The company’s wholesale natural gas marketing business uses derivatives to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized.  A source of commodity price risk arises as the wholesale natural gas marketing business purchases and holds natural gas in storage to earn a profit margin from its ultimate sale.  However, gas stored in inventory is required to be accounted for at the lower of weighted-average cost or market, whereas the derivatives used to reduce the risk associated with a change in the value of the inventory are carried at fair value, with changes in fair value recorded in operating results in the period of change.  In addition, the wholesale natural gas marketing business also uses derivatives to mitigate the commodity price risks of the utility-bill management products offered by the company’s energy-related products and services businesses.  The gains and losses associated with the utility-bill management products are recognized in the months that the services are provided.  However, the underlying derivatives used to hedge the price exposure are carried at fair value.  For derivatives that either do not meet the requirements for hedge accounting or for which hedge accounting is not elected, the changes in fair value are recorded in operating results in the period of change.  As a result, earnings are subject to volatility as the fair value of derivatives change.  The volatility resulting from this accounting can be significant from period to period.

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Corporate operating results improved $1.2 million for the second quarter 2010, compared to the same period in 2009, due to a weather-related benefit.  The company recorded a $0.9 million pre-tax weather-related benefit in the second quarter 2010, compared to a $0.3 million pre-tax weather-related cost recorded last year associated with certain of the company’s retail utility-bill management products.  Corporate operating results improved $3.2 million for the six months ended June 30, 2010, compared to the same period in 2009, due to a lower weather-related cost and a first quarter 2010 insurance recovery related to a legal matter settled in a prior year.  The company recorded a $0.4 million pre-tax weather-related cost in the six months ended June 30, 2010 compared to a $2.9 million pre-tax weather-related cost recorded last year associated with certain of the company’s retail utility-bill management products.

Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

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The second quarter and six months ended June 30, 2010 financial results, compared to the prior year periods, reflected a higher effective income tax rate.  The six-months-ended comparisons also reflected lower pre-tax equity investment income in 2010 due primarily to the absence of a $10.1 million pre-tax gain, recorded in the first quarter of 2009, related to the sale of the company’s equity investment interest in EN Engineering.

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2010 Earnings Outlook
The company estimates 2010 diluted earnings per common share will be in the range of $3.10 to $3.30.  This range remains unchanged from the company’s guidance provided in its 2010 first quarter earnings release on May 3, 2010 and includes the $31.7 million pre-tax net recovery noted above related to 2008 and 2009 bad debt expense.  Consistent with prior guidance, the annual outlook also excludes, among other things, any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or changes in tax law.  The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets.  While these items could materially affect 2010 earnings, they are not currently estimable.  The company’s estimate for the gas distribution business is based on historical weather patterns.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings’ releases.

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Conference Call
As previously announced, the company will hold a conference call to discuss its preliminary second quarter 2010 financial results and 2010 annual outlook.  The conference call will be this Tuesday morning, August 3, 2010 at 8:30 a.m. central, 9:30 a.m. eastern time.  To hear the conference call live, please log on to Nicor’s corporate website at www.nicor.com, choose “Investor” and then select the webcast icon on the “Overview” page.  A replay of the call will be available until 10:30 a.m. central time, Wednesday, August 18, 2010.  To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 15071621.  The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index.  Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas.  In addition, the company owns and/or has an equity interest in several energy-related businesses.  For more information, visit the Nicor website at www.nicor.com.

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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.  Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.  -30-

Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)

	Three months ended		Six months ended
	June 30		June 30
	2010	2009	2010	2009
Operating revenues
Gas distribution	$299.5	$326.3	$1,368.3	$1,310.3
Shipping	86.0	83.8	169.5	173.2
Other energy ventures	50.3	51.2	116.0	128.3
Corporate and eliminations	(10.2)	(13.7)	(35.3)	(53.4)
Total operating revenues	425.6	447.6	1,618.5	1,558.4

Operating expenses
Gas distribution
Cost of gas	118.9	156.6	906.8	873.0
Operating and maintenance	79.1	69.1	142.9	159.7
Depreciation	45.9	44.6	91.9	89.0
Taxes, other than income taxes	28.2	30.9	106.1	109.7
Shipping	81.8	81.3	165.8	164.1
Other energy ventures	38.9	38.5	100.2	113.0
Other corporate expenses and eliminations	(10.6)	(12.9)	(34.6)	(49.5)
Total operating expenses	382.2	408.1	1,479.1	1,459.0

Operating income (1)	43.4	39.5	139.4	99.4
Interest expense, net of amounts capitalized	9.7	8.8	18.7	18.1
Equity investment income, net	2.1	1.6	3.6	13.3
Interest income	.7	.5	.9	1.1
Other income, net	.3	.3	.5	.5

Income before income taxes	36.8	33.1	125.7	96.2
Income tax expense, net of benefits	12.6	10.2	41.0	29.5

Net income	$24.2	$22.9	$84.7	$66.7

Average shares of common stock outstanding
Basic	45.6	45.4	45.5	45.4
Diluted	45.8	45.5	45.7	45.5

Earnings per average share of common stock
Basic	$.53	$.50	$1.86	$1.47
Diluted	.53	.50	1.85	1.47

(1) Operating income (loss) by business
Gas distribution	$27.4	$25.1	$120.6	$78.9
Shipping	4.2	2.5	3.7	9.1
Other energy ventures	11.4	12.7	15.8	15.3
Corporate and eliminations	.4	(.8)	(.7)	(3.9)
	$43.4	$39.5	$139.4	$99.4

Nicor Inc.
Gas Distribution Statistics
	Three months ended		Six months ended
	June 30		June 30
	2010	2009	2010	2009
Operating revenues (millions)
Sales
Residential	$179.5	$195.5	$895.4	$843.6
Commercial	40.7	49.2	226.0	217.0
Industrial	4.2	5.5	26.1	25.0
	224.4	250.2	1,147.5	1,085.6
Transportation
Residential	10.0	10.1	24.3	24.4
Commercial	15.2	15.6	39.8	42.9
Industrial	9.1	9.1	19.6	19.3
Other	-	.4	1.4	4.0
	34.3	35.2	85.1	90.6
Other revenues
Revenue taxes	23.9	26.6	97.8	101.3
Environmental cost recovery	1.2	2.3	8.1	8.0
Chicago Hub	.6	1.8	2.1	3.8
Other	15.1	10.2	27.7	21.0
	40.8	40.9	135.7	134.1
	$299.5	$326.3	$1,368.3	$1,310.3
Deliveries (Bcf)
Sales
Residential	20.2	25.9	110.9	122.2
Commercial	5.4	7.1	29.4	31.9
Industrial	.6	.9	3.6	3.9
	26.2	33.9	143.9	158.0
Transportation
Residential	2.4	3.3	13.6	15.5
Commercial	11.1	12.7	47.5	51.3
Industrial	22.0	23.3	51.8	53.6
	35.5	39.3	112.9	120.4
	61.7	73.2	256.8	278.4
Customers at end of period (thousands)
Sales
Residential	1,777	1,760
Commercial	131	131
Industrial	8	7
	1,916	1,898
Transportation
Residential	208	221
Commercial	48	50
Industrial	5	5
	261	276
	2,177	2,174

Other statistics
Degree days	463	686	3,489	3,871
Colder (warmer) than normal (1)	(25)%	11%	(1)%	10%
Average gas cost per Mcf sold	$4.39	$4.42	$6.17	$5.38

(1) Normal weather for Nicor Gas' service territory, for purposes of this report, is considered to be 5,600 degree days.

Nicor Inc.
Shipping Statistics
	Three months ended		Six months ended
	June 30		June 30
	2010	2009	2010	2009

Twenty-foot equivalent units (TEUs) shipped (thousands)	43.6	42.7	86.1	85.3

Revenue per TEU	$1,975	$1,960	$1,969	$2,030

At end of period

Ports served	25	25

Vessels operated	15	16